Exhibit 99.1

Natera Reports Third Quarter 2016 Financial Results

SAN CARLOS, Calif., Nov. 9, 2016 /PRNewswire/ -- Natera, Inc. (NASDAQ: NTRA), a leader in non-invasive genetic testing and the analysis of circulating cell-free DNA, today reported financial results for the third quarter ended September 30, 2016 and provided an update on recent business progress.

Recent Accomplishments & Highlights

  Generated total revenues of $53.9 million in the third quarter of 2016 compared to $44.9 million in the third quarter of 2015, an increase of 20%
  Accessioned greater than 109,000 tests in the third quarter of 2016 compared to approximately 84,000 tests accessioned in the third quarter of 2015, an increase of approximately 30%
  Accessioned greater than 84,000 Panorama tests in the third quarter of 2016 compared to approximately 67,000 tests accessioned in the third quarter of 2015, an increase of approximately 25%
  Accessioned greater than 20,000 Horizon carrier screening tests in the third quarter of 2016 compared to approximately 13,000 Horizon carrier screening tests accessioned in the third quarter of 2015, an increase of approximately 54%
  Medical coverage policies that include coverage for average risk NIPT have now expanded to plans representing over 90 million covered lives in the United States, including a recent positive coverage decision from Cigna
  The first peer-reviewed clinical trial providing evidence that primary obstetrical care providers can effectively offer cfDNA aneuploidy screening to the general population as part of routine clinical practice has been accepted for publication in Genetics and Medicine. The study was led by Glenn Palomaki of Brown University and featured the use of Panorama
  The National Society of Genetic Counselors issued an updated position statement on cell free DNA screening endorsing NIPT as an option for all pregnant patients

"We are very pleased with our performance in the quarter," said Matt Rabinowitz, Natera's chief executive officer. "We made strong progress growing the NIPT and carrier screening business, and towards achieving broader reimbursement of NIPT in the average risk setting. We believe we are well-positioned for sustained volume growth."

Third Quarter Ended September 30, 2016 Financial Results

Total revenues were $53.9 million compared to $44.9 million for the third quarter of 2015, an increase of 20%. This was primarily due to higher test volumes, particularly for Panorama and Horizon. Roughly 51% of third quarter total revenue was derived from test volumes accessioned in the quarter; the balance of Natera's revenues was derived from tests accessioned in prior periods.

Gross profit for the three months ended September 30, 2016 was $19.6 million, representing a 36% gross margin, compared to $14.5 million, representing a 32% gross margin in the same period of the prior year.* Gross margins improved during the third quarter of 2016 compared to the same period in the prior year as a result of innovations that allowed Natera to streamline its laboratory workflows and in other laboratory-related efficiencies, and improved collections for accessioned tests.

Total operating expenses, representing research and development and selling, general and administrative expenses, for the three months ended September 30, 2016 were $46.3 million, an increase of 31% compared to $35.2 million in the same period of the prior year. The increase in the three months ended September 30, 2016 over the prior period was driven primarily by an increase in research and development activities and higher personnel related costs due to higher headcount.

Loss from operations for the third quarter of 2016 was $26.7 million compared to $20.7 million for the same period of the prior year.

Net loss for the three months ended September 30, 2016 was $26.0 million, or ($0.50) per share, compared to $17.6 million, or ($0.39) per share, for the same period in 2015. Weighted average shares of common stock outstanding were 52.0 million for the third quarter of 2016 and 44.9 million for the same period in 2015.

At September 30, 2016 Natera held $184.6 million in cash, cash equivalents, short-term investments and restricted cash, compared to $216.8 million as of June 30, 2016. As of June 30, 2016, Natera had drawn down $49.0 million under its $50.0 million line of credit with UBS at a variable interest rate of 30-day LIBOR plus 65 bps, and these borrowings were approximately $49.5 million as of September 30, 2016. This line of credit was drawn down primarily to repay all then existing indebtedness at a significantly lower interest rate. The line is secured by Natera's investment portfolio, which is designed to yield higher returns than the borrowing rate Natera incurs in order to fund current operations.

2016 Financial Outlook

Natera anticipates 2016 total revenue of $215 million to $220 million; 2016 cost of product revenues to be approximately 59% to 62% of revenues; selling, general and administrative costs to be approximately $120 million to $130 million; research and development costs to be $45 million to $50 million, and net cash burn to be $75 million to $85 million**. Natera's research and development investments are intended to enhance the service offering and reduce the cost of goods sold of Panorama and Horizon, as well as technology development, product development, and clinical trials within oncology. In 2017, Natera expects revenue growth to closely track its continued volume growth, driven by stable in-network pricing and broad payer coverage across its reproductive health business.

* Gross profit is calculated as GAAP total revenues less GAAP cost of product revenues. Gross margin is calculated as gross profit divided by GAAP total revenues.

** Net cash burn is calculated as the sum of GAAP net cash used by operating activities (estimated for 2016 to be between $65 and $75 million) and GAAP net purchases of property and equipment (estimated for 2016 to be approximately $10 million).

About Natera

Natera is a leading genetic testing company that develops and commercializes non-invasive methods for analyzing DNA. The mission of the company is to transform the diagnosis and management of genetic disease. In pursuit of that mission, Natera operates a CAP-accredited laboratory certified under the Clinical Laboratory Improvement Amendments (CLIA) in San Carlos, CA, and it currently offers a host of proprietary genetic testing services primarily to OB/GYN physicians and fertility centers, as well as to genetic laboratories through its direct sales force, laboratory distribution partners, and licensees that can run tests in their own laboratories and have the data analyzed through Natera's cloud-based Constellation™ software system. Tests include the Spectrum® pre-implantation genetic test for embryo selection during IVF; the Anora® miscarriage test to understand the genetic causes of a pregnancy loss; the Horizon™ carrier screen to detect inherited mutations; and the Panorama® non-invasive prenatal test (NIPT) to screen for common chromosomal anomalies in a fetus as early as nine weeks of gestation. Each test described has been developed and its performance characteristics determined by the CLIA-certified laboratory performing the test. These tests have not been cleared or approved by the U.S. Food and Drug Administration (FDA). Although FDA does not currently clear or approve laboratory-developed tests in the U.S., certification of the laboratory is required under CLIA to ensure the quality and validity of the tests.

Natera is also applying its unique technologies to develop non-invasive screening and diagnostic tools for earlier detection and improved treatment of cancer. These tests have not been cleared or approved by the U.S. Food and Drug Administration.

Conference Call Information

Event:	Natera's Third Quarter 2016 Results Conference Call
Date:	Wednesday, November 9 2016
Time:	1:30 p.m. PT (4:30 p.m. ET)
Live Dial-In:	(877) 823-0171, Domestic
(617) 500-6932, International
Conference ID:	5793617
Webcast:	investor.natera.com
A webcast replay will be available at investor.natera.com.

Forward-Looking Statements

This release contains forward-looking statements, including statements regarding Natera's products, commercial partners, user experience, clinical trials, future financial outlook and financial performance, strategies, and general business conditions. Any forward-looking statements contained in this release are based upon Natera's current plans, estimates, and expectations, as of the date of this release, and are not a representation that such plans, estimates, or expectations will be achieved. Subsequent events may cause these expectations to change, and Natera disclaims any obligation to update the forward-looking statements in the future.

These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including: we face numerous uncertainties and challenges in achieving the financial guidance provided; we may be unable to further increase the use and adoption of Panorama, through our direct sales efforts or through our laboratory partners, or to develop and successfully commercialize new products, including our cancer products; we have incurred losses since our inception and we anticipate that we will continue to incur losses for the foreseeable future; our quarterly results may fluctuate significantly; we may be unable to compete successfully with either existing or future prenatal testing products or other test methods; our cloud-based distribution model may be difficult to implement, and we may not be able to commercialize this model if we do not comply with ongoing regulatory requirements; the results of our clinical studies may not support the use of our tests, particularly in the average-risk pregnancy population or for microdeletions screening, or may not be able to be replicated in later studies required for regulatory approvals or clearances; if our sole CLIA-certified laboratory facility becomes inoperable, we will be unable to perform our tests and our business will be harmed; we rely on a limited number of suppliers or, in some cases, single suppliers, for some of our laboratory instruments and materials and may not be able to find replacements or immediately transition to alternative suppliers; the marketing, sale, and use of Panorama and our other products could result in substantial damages arising from product liability or professional liability claims that exceed our resources; we may be unable to expand third-party payer coverage and reimbursement for Panorama and our other tests, and we may be required to refund reimbursements already received; if the FDA were to begin actively regulating our tests as outlined in the FDA's October 3, 2014 draft guidance, we could incur substantial costs and delays associated with trying to obtain premarket clearance or approval and incur costs associated with complying with post-market controls; and any failure to obtain, maintain, and enforce our intellectual property rights could impair our ability to protect our proprietary technology and our brand.

Additional risks and uncertainties that could affect Natera's financial results are included under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Natera's most recent quarterly report on Form 10-Q. This is available on Natera's website at www.natera.com under the Investor Relations section and on the SEC's website at www.sec.gov. Further information on potential risks that could affect actual results will be included in other filings Natera makes with the SEC from time to time.

Contacts
Natera, Inc.
Herm Rosenman, 650 249-9091 ext. 890
hrosenman@natera.com

Mike Brophy, 650 249-9091 ext. 1471
mbrophy@natera.com

Laura Zobkiw, 650 249-9091 ext. 1649
lzobkiw@natera.com

Natera, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2016	2015
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$25,322	$28,947
Restricted cash, current portion	1,188	901
Short-term investments	157,717	201,586
Accounts receivable, net of allowance of $1,322 in 2016 and $971 in 2015	9,408	5,862
Inventory	9,249	8,093
Prepaid expenses and other current assets	9,394	5,337
Total current assets	212,278	250,726
Property and equipment, net	25,616	12,710
Restricted cash, long term portion	342	683
Other assets	4,149	1,121
Total assets	$242,385	$265,240
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$8,811	$7,332
Accrued compensation	10,214	8,552
Other accrued liabilities	23,347	18,708
Deferred revenue	576	144
Short-term debt financing	49,473	42,090
Warrants	3,558	3,649
Total current liabilities	95,979	80,475

Deferred rent, net of current portion	6,092	—
Total liabilities	102,071	80,475

Commitments and contingencies
Stockholders' equity:
Common stock	6	5
Additional paid in capital	447,915	436,259
Accumulated deficit	(307,941)	(250,083)
Accumulated other comprehensive income (loss)	334	(1,416)
Total stockholders' equity	140,314	184,765
Total liabilities and stockholders' equity	$242,385	$265,240

Natera, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)
(In thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues
Product revenues	$53,090	$44,423	$165,457	$135,841
Other revenues	799	498	2,318	1,603
Total revenues	53,889	44,921	167,775	137,444
Cost and expenses
Cost of product revenues	34,261	30,456	97,574	81,032
Research and development	11,345	7,336	30,403	19,707
Selling, general and administrative	34,938	27,870	98,573	79,195
Total cost and expenses	80,544	65,662	226,550	179,934
Loss from operations	(26,655)	(20,741)	(58,775)	(42,490)
Interest expense	(146)	(1,177)	(383)	(3,391)
Interest benefit (expense) from changes in the fair value of long term debt	—	1,810	—	(312)
Interest and other income (expense), net	887	2,478	1,403	(1,122)
Loss before income taxes	(25,914)	(17,630)	(57,755)	(47,315)
Income tax expense	(103)	—	(103)	—
Net loss	$(26,017)	$(17,630)	$(57,858)	$(47,315)
Unrealized (loss) gain on available-for-sale securities, net of tax	(609)	36	1,750	36
Comprehensive loss	$(26,626)	$(17,594)	$(56,108)	$(47,279)

Basic and diluted net loss per share	$(0.50)	$(0.39)	$(1.13)	$(2.53)

Weighted-average number of shares used in computing basic and diluted net loss per share	52,012	44,944	51,301	18,721